Exhibit 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, February 24, 2006

STAR BUFFET, INC.’S BOARD AUTHORIZES
ANNUAL AND SPECIAL CASH DIVIDENDS

SCOTTSDALE, AZ – February 24, 2006 – Star Buffet, Inc. (NASDAQ: STRZ) a multi-concept restaurant operator today announced that the Board of Directors, at its February 24, 2006 meeting, authorized payment of the Company’s annual dividend of $0.60 per common share and payment of a special dividend of $0.25 per common share.  Both annual and special dividends are payable on June 7, 2006 to shareholders of record on May 11, 2006.  The annual dividend of $0.60 per common share represents a $0.10 per share, or 20%, increase from that paid last year.

Robert E. Wheaton, President and CEO of Star Buffet, Inc. stated, “We continue to believe that the payment of an annual dividend is one of the best ways to return value to our shareholders.”  Commenting further, Mr. Wheaton said, “Since 2004, Star Buffet’s Board of Directors has authorized the payment of $2.10 per share in annual and special dividends …while at the same time the Company has maintained a strong balance sheet and diversified business base.”

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of February 24, 2006 Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, six JB’s restaurants, five BuddyFreddys restaurants, three K-BOB’S restaurants, two JJ North’s Country Buffet restaurants, two Holiday House restaurants and one Casa Bonita Mexican theme restaurant.

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